UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2019

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment of Loan and Security Agreement.

On April 17, 2019, IntriCon Corporation (the “Company”) and its domestic subsidiaries entered into a Thirteenth Amendment to the Loan and Security Agreement with CIBC Bank USA. The amendment, among other things:

•	Reduced the Company’s revolving loan borrowing capacity to $7.0 million from its current capacity of $11.0 million. On August 20, 2018, the Company completed the issuance and sale of 1,725,000 shares of its common stock. Proceeds from the sale where used, among other things, to pay off the Company’s term and revolving loans. As of December 31, 2018, the Company held approximately $46.1 million of the net proceeds from such offering in certain liquid investment securities; accordingly, as a result of the Company’s improved liquidity position, the Company has less need for availability under its credit facility. The Company does not have any balance outstanding under the credit facility at this time;

•	Lessened restrictions surrounding acquisitions, business investments, distributions and disposition of assets to better align with the Company’s improved liquidity position;

•	Eliminated the mandatory prepayment requirement with respect to proceeds from asset sales and capital and debt financings; and

•	Eliminated the annual capital expenditures covenant.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to such document, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Executive Vice President and Chief Financial Officer

Date: April 22, 2019